ADMINISTRATION, ACCOUNTING AND INVESTOR SERVICES AGREEMENT

THIS AGREEMENT is made as of February 14, 2011 by and between O'CONNOR FUND OF FUNDS: MULTI-STRATEGY, a Delaware statutory trust (the "Fund"), and BNY MELLON INVESTMENT SERVICING (US) INC., a Massachusetts corporation ("BNYM").  The provisions of this Agreement will become effective upon the Fund's notice to that effect sent to BNYM and BNYM's acknowledgement of receipt of the notice.

W I T N E S S E T H :

WHEREAS, the Fund is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

WHEREAS, the Fund wishes to retain BNYM to provide administration, accounting and investor services provided for herein, and BNYM wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Definitions. As used in this Agreement:

(a)
"Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund to give Oral Instructions and Written Instructions on behalf of the Fund.  An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(b)	"Board of Trustees" shall have the same meaning used in the Fund's declaration of trust (the "Declaration of Trust").

(c)
"Organizational Documents" means, in the case of the Fund, the by-laws, prospectus ("Prospectus"), statement of additional information, Declaration of Trust, trust deed or other documents constituting the Fund.

(d)
"Oral Instructions" mean oral instructions received by BNYM from an Authorized Person or from a person reasonably believed by BNYM to be an Authorized Person. BNYM may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(e)
"Written Instructions" mean (i) written instructions signed by an Authorized Person and received by BNYM or (ii) trade instructions transmitted (and received by BNYM) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier.  The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

2.
Appointment.  The Fund hereby appoints BNYM to provide administration, accounting and investor services, in accordance with the terms set forth in this Agreement.  BNYM accepts such appointment and agrees to furnish such services.

3.
Compliance with Rules and Regulations.  BNYM undertakes to comply with the applicable requirements of the material laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by BNYM hereunder.  Except as specifically set forth herein, BNYM assumes no responsibility for such compliance by the Fund.

4.	Instructions.

(a)	Unless otherwise provided in this Agreement, BNYM shall act only upon Oral Instructions or Written Instructions.

(b)
BNYM shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by BNYM to be an Authorized Person) pursuant to this Agreement.  BNYM may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of Organizational Documents or this Agreement or of any vote, resolution or proceeding of the Fund, unless and until BNYM receives Written Instructions to the contrary.

(c)
The Fund agrees to forward to BNYM Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by BNYM or its affiliates) so that BNYM receives the Written Instructions as promptly as practicable and in any event by the close of business on the day after such Oral Instructions are received.  The fact that such confirming Written Instructions are not received by BNYM or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or BNYM's ability to rely upon such Oral Instructions.

5.	Right to Receive Advice.

(a)	Advice of the Fund. If BNYM is in doubt as to any action it should or should not take, BNYM may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

(b)
Advice of Counsel.  If BNYM shall be in doubt as to any question of law pertaining to any action it should or should not take, BNYM may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or BNYM, at the option of BNYM), provided that such counsel is selected with reasonable care.

(c)
Conflicting Advice.  In the event of a conflict between directions or advice or Oral Instructions or Written Instructions BNYM receives from the Fund and the advice BNYM receives from counsel selected with reasonable care, BNYM may rely upon and follow the advice of such counsel.  BNYM shall promptly inform the Fund of such conflict.  If BNYM relies on the advice of counsel, BNYM will remain liable for any action or omission on the part of BNYM which constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by BNYM of any duties, obligations or responsibilities set forth in this Agreement.

(d)
Protection of BNYM.  BNYM shall be indemnified by the Fund and without liability for any action BNYM takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions BNYM receives from or on behalf of the Fund or from counsel and which BNYM believes, in good faith, to be consistent with those directions or advice and Oral Instructions or Written Instructions.  Nothing in this section shall be construed so as to impose an obligation upon BNYM to seek such directions or advice or Oral Instructions or Written Instructions.

6.	Records; Visits.

(a)
The books and records pertaining to the Fund which are in the possession or under the control of BNYM shall be the property of the Fund.  The Fund and Authorized Persons shall have access to such books and records at all times during BNYM's normal business hours.  Upon the reasonable request of the Fund, copies of any such books and records shall be provided by BNYM to the Fund or to an Authorized Person, at the Fund's expense.  Any such books or records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method.

(b)	BNYM shall keep the following records:

(i)	all books and records with respect to the Fund's books of account; and

(ii)	records of the Fund's securities transactions.

BNYM may house these records in a third party storage facility.

7.
Confidentiality.   Each party shall keep confidential any information relating to the other party's business ("Confidential Information").  Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or BNYM, their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or BNYM a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential.  Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by BNYM in connection with an independent third party compliance or other review; (h) is necessary for BNYM to release such information in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party.  The provisions of this Section 7 shall survive termination of this Agreement for a period of three (3) years after such termination.

8.
Liaison with Accountants.  BNYM shall act as liaison with the Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to the Fund.  BNYM shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

9.
BNYM System.  BNYM shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by BNYM in connection with the services provided by BNYM to the Fund.

10.
Disaster Recovery.  BNYM shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available.  In the event of equipment failures, BNYM shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions.  BNYM shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by BNYM's failure to meet its Standard of Care (defined in Section 12 below) under this Agreement.

11.	Compensation.

(a)	As compensation for services set forth herein that are rendered by BNYM during the term of this Agreement, the Fund will pay to BNYM a fee or fees as may be agreed to in writing by the Fund and BNYM.

(b)
The undersigned hereby represents and warrants to BNYM that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to BNYM or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by BNYM to such adviser or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of Trustees of the Fund and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

12.	Responsibility of BNYM.

(a)
BNYM shall be under no duty hereunder to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by BNYM and the Fund in a written amendment hereto.  BNYM shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement.  Subject to the terms of this Section 12, BNYM shall be liable only for damages only to the extent such damages arise out of BNYM's intentional misconduct, bad faith, gross negligence or reckless disregard of such duties ("Standard of Care").

(b)
Notwithstanding anything in this Agreement to the contrary, (i) BNYM shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) BNYM shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which BNYM reasonably believes to be genuine.

(c)
Notwithstanding anything in this Agreement (whether contained anywhere in Sections 14-16 or otherwise) to the contrary, Fund hereby acknowledges and agrees that (i) BNYM, in the course of providing tax-related services or calculating and reporting portfolio performance hereunder, may rely upon BNYM's interpretation of tax positions or its interpretation of relevant circumstances (as determined by BNYM) in providing such tax services and in determining methods of calculating portfolio performance to be used, and that (ii) BNYM shall not be liable for losses or damages of any kind associated with such reliance except to the extent such loss or damage is due to BNYM's breach of its Standard of Care hereunder.

(d)
Notwithstanding anything in this Agreement to the contrary, without limiting anything in the immediately preceding sentence, Fund hereby acknowledges and agrees that BNYM shall not be liable for any losses or damages of any kind associated with any tax filings with which BNYM has assisted in any way except to the extent such loss or damage is due to BNYM's breach of its Standard of Care hereunder.

(e)
The Fund acknowledges that it may be considered a U.S. withholding agent and/or may required to file information or other tax returns under the U.S. Internal Revenue Code and related regulations ("IRC and Regulations").  The Fund agrees that it or its designated agents are, and will continue to be, in compliance with all withholding and reporting required by the IRC and Regulations.  Therefore, unless otherwise specified herein or in a separate written agreement, neither BNYM nor its affiliates shall be responsible for withholding or depositing taxes, nor will it/they be responsible for any related tax filings or information reporting, including but not limited to Forms 1099, 945, 1042S, 1042, 1065, 1065 K-1, 8804, 8805, 1120 or 1120F.

(f)
Notwithstanding anything in this Agreement to the contrary, neither party nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by such party or its affiliates.

(g)	Each party shall have a duty to mitigate damages for which the other party may become responsible.

(h)	The provisions of this Section 12 shall survive termination of this Agreement.

13.
Indemnification.  Absent BNYM's failure to meet its Standard of Care (defined in Section 12 above), the Fund agrees to indemnify and hold harmless BNYM and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from (a) any action or omission to act which BNYM takes in connection with the provision of services to the Fund or (b) any taxes, penalties or interest imposed upon BNYM with respect to the withholding, depositing and/or reporting obligations under the IRC and regulations as specified in Section 12(e) above.  The provisions of this Section 13 shall survive termination of this Agreement.

14.	Description of Accounting & Tax Services on a Continuous Basis. BNYM will perform the following accounting services:

(i)	Draft the Fund's financial statements in accordance with generally accepted accounting principles;

(ii)	Coordinate audits by independent accountants;

(iii)	Compute the Fund's net asset value ("NAV") monthly, or otherwise, to the extent required by applicable law, and provide all schedules supporting the NAV computation to the Fund;

(iv)	Journalize investment, capital and income and expense activities;

(v)	Verify investment buy/sell trade tickets when received from the investment adviser for the Fund ("Adviser") in accordance with BNYM's written procedures;

(vi)	Maintain individual ledgers for investment securities;

(vii)	Maintain historical tax lots for each security;

(viii)	Record and reconcile corporate action activity and all other capital changes with the Adviser;

(ix)	Reconcile cash and investment balances of the Fund with the custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

(x)	Coordinate/oversee the movement of money for subscriptions, redemptions and vendor invoices;

(xi)	Calculate contractual expenses (e.g. advisory and custody fees) in accordance with the Prospectus;

(xii)	Calculate dividend distribution per share information;

(xiii)	Maintain expense budget for the Fund and notify an officer of the Fund of any proposed adjustments;

(xiv)	Control all disbursements and authorize such disbursements from the Fund's account at the custodian upon Written Instructions;

(xv)	Calculate capital gains and losses;

(xvi)	Determine net income;

(xvii)	Determine applicable foreign exchange gains and losses on payables and receivables, if any;

(xviii)
Obtain monthly security market quotes from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value and the appreciation/depreciation on the Fund's investments.  For clarification, BNYM will price the Fund's portfolio using independent vendor supplied pricing, and utilizing broker or fair value pricing as communicated by the UBS valuation committee.  BNYM shall not be under a duty to independently price or value any of the Fund's investments itself or to confirm or validate any information or valuation provided by the Adviser or any other pricing source, nor shall BNYM have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

(xix)	Transmit or otherwise send a copy of the portfolio valuation to the Adviser;

(xx)	Compute net asset values monthly;

(xxi)	Calculate the Incentive Allocation, if any, in accordance with the Prospectus;

(xxii)	As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity in accordance with applicable regulations;

(xxiii)	Provide financial information in order to assist in the preparation of registration statements;

(xxiv)	Calculate the tax provision and draft tax‐related footnote disclosures for review in connection with the preparation of the annual report;

(xxv)	Prepare excise tax distribution requirements and, upon tax advisor review, inform Fund of distribution;

(xxvi)	Prepare Form 8613 and provide such other tax services as the parties may agree in writing;

(xxvii)	Assist with year‐end shareholder tax reporting (Forms 1099‐DIV); and

(xxviii)	Perform such other accounting services upon terms and conditions and for such fees as the parties may mutually agreed to in writing.

15.	Description of Administration Services on a Continuous Basis. BNYM will perform the following administration services:

(i)	Prepare monthly security transaction listings;

(ii)	Supply various normal and customary Fund statistical data as requested on an ongoing basis;

(iii)	Provide to the extent contained in accounting records materials required for board reporting as may be requested from time to time;

(iv)	Draft and coordinate the filing of (or file) with the Securities and Exchange Commission ("SEC")	Forms N-SAR, N-CSR, N-Q and N-PX (in the format requested by BNYM);

(v)	Prepare and coordinate the services of the Fund's printer for the printing of and filing with the SEC via EDGAR the Fund's annual and semi-annual shareholder reports;

(vi)
Coordinate the mailing of offering materials (as provided by the Fund) to prospective investors on behalf of the Fund; provided, however, that BNYM's mailing of such materials is not intended, nor shall be deemed to constitute, an offering, distribution, placement, solicitation or recommendation by BNYM concerning the purchase or sale of, or any investment advice with respect to, interests in the Fund or any other security;

(vii)
Transmit or otherwise send, to the extent practicable and feasible, requested detailed information related to the Fund's shareholders, including admission details, income, capital gains and losses, and performance detail;

(viii)	Provide the Sub-Chapter M services set forth in Appendix A hereto;

(ix)
Provide such portfolio valuation information as reasonably required by the Fund so that an analysis of the Fund's passive foreign income exposure (PFIC) can be performed by the Fund, its auditor, tax preparer or other Fund designee;

(x)	Perform monthly testing of the Fund's compliance with its 300% asset coverage test; and

(xi)	Perform such other administrative services upon terms and conditions and for such fees as the parties may mutually agreed to in writing.

16.	Description of Investor Services on a Continuous Basis. BNYM will perform the following functions:

(i)	Maintain the register of shareholders of the Fund and enter on such register all issues, transfers and repurchases of interests in the Fund;

(ii)	Arrange for the calculation of the issue and repurchase prices of interests in the Fund in accordance with the Declaration of Trust and the Prospectus;

(iii)	Maintain such investor records as required to support reporting on an individual investor basis (including "DRIP" accounting and reporting);

(iv)
Calculate each shareholder's dividend amount ("Dividend") and, pursuant to Instructions from the Fund, if the shareholder has opted out and elects not to reinvest his or her Dividend, wire such Dividend (along with an electronic file) to the account(s) designated by the Fund for distribution to such shareholder (it being understood that the Fund is responsible for providing BNYM with Instructions regarding each shareholder's cash dividend or dividend reinvestment election, as well as any updates to such elections);

(v)
Mail quarterly reports of the Adviser and Semi-Annual Financial Statements to investors as well as any other necessary correspondence; issue 1099s to investors on an annual basis and provide such supporting documentation as reasonably required by the Fund; and BNYM shall charge the Fund both (a) the actual costs charged to BNYM by any external vendors engaged by BNYM and (b) the actual costs internally by BNYM for any materials used to print and issue such reports, Statements, correspondence and 1099s;

(vi)	Mail tender offers to shareholders for purposes of executing repurchases; and

(vii)	Perform such other investor services upon terms and conditions and for such fees as the parties may mutually agreed to in writing.

17.
Duration and Termination.  This Agreement shall continue until terminated by the Fund or by BNYM on one hundred and twenty (120) days' prior written notice to the other party.  In the event the Fund gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider (or each successive service provider, if there are more than one), and all trailing expenses incurred by BNYM, will be borne by the Fund.

18.
Notices.  All notices and other communications, including Written Instructions but excluding Oral Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device.  If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately.  If notice is sent by first-class mail, it shall be deemed to have been given seven days after it has been mailed.  If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.  Notices shall be addressed (a) if to BNYM, at 400 Bellevue Parkway, Wilmington, DE  19809, Attn: President (or such other address as BNYM may inform the Fund in writing); (b) if to the Fund, c/o UBS Alternative and Quantitative Investments LLC, 299 Park Avenue, New York, NY  10171, Attn: Robert Aufenanger; or (c) if to neither of the foregoing, at such other address as shall have been provided by like notice to the sender of any such notice or other communication by the other party.

19.	Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

20.
Delegation; Assignment.  BNYM may assign its rights and delegate its duties hereunder to any majority owned direct or indirect subsidiary of BNYM or of The Bank of New York Mellon provided that BNYM gives the Fund one hundred and twenty (120) days prior written notice of such assignment or delegation.

21.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.	Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

23.	Miscellaneous.

(a)
Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. Notwithstanding any provision hereof, the services of BNYM are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person. Neither this Agreement nor the provision of services under this Agreement establishes or is intended to establish an attorney-client relationship between the Fund and BNYM.

(b)
Non-Solicitation.  During the term of this Agreement and for one year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNYM's employees, and the Fund shall cause the Fund's sponsor and the Fund's direct affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNYM's employees.  To "knowingly" solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a BNYM employee by the Fund, the Fund's sponsor or an affiliate of the Fund if the BNYM employee was identified by such entity solely as a result of the BNYM employee's response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

(c)
No Changes that Materially Affect Obligations.  Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of BNYM hereunder without the prior written approval of BNYM, which approval shall not be unreasonably withheld or delayed.

(d)	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(e)	Information. The Fund will provide such information and documentation as BNYM may reasonably request in connection with services provided by BNYM to the Fund.

(f)	Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law without regard to principles of conflict of law.

(g)	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(h)	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(i)
No Representations or Warranties.  Except as expressly provided in this Agreement, BNYM hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement.  BNYM disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(j)	Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(k)
Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003.  Certain of BMYM's affiliates are financial institutions, and BNYM may, as a matter of policy, request (or may have already requested) the Fund's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. BNYM may also ask (and may have already asked) for additional identifying information, and BNYM may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BNY MELLON INVESTMENT SERVICING (US) INC.

By:

Name:

Title:

O'CONNOR FUND OF FUNDS: MULTI-STRATEGY

By:

Name:

Title:

APPENDIX A

Sub-Chapter M Services.  Subject to the terms and conditions of the Agreement, BNYM will provide the following Sub-Chapter M Services with respect to the Fund:

●	Monthly asset diversification tests (50% and 25% tests) under IRC Section 851(b)(3); and.
●

Monthly gross income "proxy" analysis.  This proxy analysis is not the gross income test under Section 851(b)(2) but leverages the results of the monthly asset diversification tests in order to determine how much of the Fund's gross assets are likely to generate qualifying income (for purposes of Section 851(b)(2)).

Because the Fund's investments are comprised of underlying investment funds, the foregoing tests will be based primarily or solely on the security position data ("Position Data") derived from each of the underlying investment funds in which the Fund is invested (each, an "Underlying Fund").  BNYM will therefore need to enter into suitable arrangements with each Underlying Fund to obtain such Underlying Fund's Position Data.  Due to the highly confidential nature of each Underlying Fund's Position Data and other factors, the parties anticipate that most if not all of the Underlying Funds will require that BNYM agree not to disclose such information to third parties, including, in particular, the Fund (each, a "Non-Disclosure Agreement").

The Fund will assist BNYM in its effort to enter into a customary and appropriate Non-Disclosure Agreement with each of the Underlying Funds; however, BNYM shall not be obligated to enter into any specific Non-Disclosure Agreement with an Underlying Fund except upon such terms reasonably acceptable to BNYM, including appropriate provisions regarding limitations of liability, indemnification and any such other appropriate terms and conditions, consistent with the parties' regulatory requirements and applicable laws and regulations.

Once the parties have negotiated a suitable Non-Disclosure Agreement with each Underlying Fund, on a monthly basis each Underlying Fund will provide its Portfolio Data to BNYM as of the then-previous month's end in a format mutually agreed to by the parties.  BNYM will aggregate the Portfolio Data from each Underlying Fund ("Aggregated Position Data"), perform the quarterly Sub-Chapter M calculations based on such Aggregated Position Data and provide a report of the results of such testing to the Fund and its auditors.

Nothing herein shall serve to prohibit or otherwise limit the ability of BNYM or its affiliates to enter into an administration or other servicing relationship with any Underlying Fund.  BNYM shall be under no duty or obligation to take any action with respect to Portfolio Data other than as expressly provided for herein.  For the avoidance of doubt, BNYM shall not be liable or responsible for the accuracy of any Portfolio Data, and BNYM shall be under no duty hereunder to validate, verify or confirm such Portfolio Data.  BNYM shall not be liable or responsible for the failure or refusal of any Underlying Fund to provide the Portfolio Data to BNYM on a timely basis.  The Fund acknowledges, consents and agrees that BNYM is entitled to and must maintain the confidentiality of Portfolio Data and not disclose such Portfolio Data to the Fund (even if such Portfolio Data is material or adverse to the Fund's interests), and the Fund hereby waives any claims or liabilities arising from BNYM's possession of such material or adverse Portfolio Data.  Except as limited herein, the provision of Sub-Chapter M Services by BNYM shall otherwise be subject to the terms and conditions of the Agreement (including, without limitation, the standard of care and limitations of liability provisions herein).  For the avoidance of doubt, BNYM may, in its sole discretion, engage sub-contractors to perform any of the obligations contained herein provided that BNYM shall remain responsible for the acts or omissions of any such sub-contractors.

Upon the request of the Fund, BNYM will contact an Underlying Fund which holds non-qualifying assets or assets which are not expected to generate qualifying income for consent or permission for BNYM (under the terms of the applicable Non-Disclosure Agreement) to disclose to the Fund the fact that such Underlying Fund holds such assets, but under no circumstances shall BNYM have any liability or further responsibility (including, without limitation, any disclosure obligation) in the event that an Underlying Fund fails to consent or otherwise permit such disclosure.